CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 38 to Registration Statement No. 333-61135 on Form N-6 of our report dated March 7, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) changes in the method of accounting and reporting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts and for defined benefit pension and other postretirement plans and (2) the reclassification of the consolidated financial statements to give effect to broker-dealer discontinued operations), relating to the financial statements of Pacific Life Insurance Company and Subsidiaries appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statements of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 15, 2008